American Funds Mortgage Fund
August 31, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$3,182
Class B	$2
Class C	$187
Class F-1	$271
Class F-2	$643
Total	$4,285
Class 529-A	$234
Class 529-B*	$-
Class 529-C	$45
Class 529-E	$16
Class 529-F-1	$104
Class R-1	$3
Class R-2	$22
Class R-2E*	$-
Class R-3	$30
Class R-4	$38
Class R-5	$5
Class R-5E*	$-
Class R-6	$34,561
Total	$35,058
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.1576
Class B	$0.0799
Class C	$0.0769
Class F-1	$0.1583
Class F-2	$0.1850
Class 529-A	$0.1488
Class 529-B	$0.0759
Class 529-C	$0.0708
Class 529-E	$0.1235
Class 529-F-1	$0.1705
Class R-1	$0.0937
Class R-2	$0.0758
Class R-2E	$0.1791
Class R-3	$0.1240
Class R-4	$0.1610
Class R-5	$0.1861
Class R-5E	$0.1368
Class R-6	$0.1948
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	22,428
Class B	19
Class C	2,554
Class F-1	2,192
Class F-2	5,179
Total	32,372
Class 529-A	1,759
Class 529-B	4
Class 529-C	663
Class 529-E	127
Class 529-F-1	624
Class R-1	37
Class R-2	303
Class R-2E	1
Class R-3	281
Class R-4	289
Class R-5	41
Class R-5E	1
Class R-6	210,856
Total	214,986
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$10.23
Class B	$10.20
Class C	$10.19
Class F-1	$10.23
Class F-2	$10.23
Class 529-A	$10.23
Class 529-B	$10.18
Class 529-C	$10.18
Class 529-E	$10.23
Class 529-F-1	$10.23
Class R-1	$10.20
Class R-2	$10.18
Class R-2E	$10.21
Class R-3	$10.22
Class R-4	$10.23
Class R-5	$10.23
Class R-5E	$10.23
Class R-6	$10.23
* Amount less than one thousand.